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DallasNews Rejects Revised Non-Binding Proposal from Affiliate of Alden Global Capital

Board Reaffirms Unanimous Support for the Hearst Merger and the Certain and Significant Cash Premium It Will Deliver for Shareholders

DALLAS, Aug. 27, 2025 – DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, announced today that its Board of Directors (the “Board”), following consultation with the Company’s legal and financial advisors, reviewed and rejected the revised, non-binding proposal (the “Revised Alden Proposal”) received on August 19, 2025, from MNG Enterprises, Inc., an affiliate of Alden Global Capital (“Alden”), to acquire all of the issued and outstanding shares of the Company’s common stock at $18.50 per share in cash.

As previously announced, on July 9, 2025, DallasNews entered into a definitive agreement (as amended from time to time, the “Hearst Merger Agreement”) with Hearst, one of the nation’s leading information, services and media companies, pursuant to which Hearst agreed to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $14.00 per share in cash. On July 27, 2025, DallasNews and Hearst entered into an amendment to the Hearst Merger Agreement raising the purchase price to be paid by Hearst to $15.00 per share, representing a 242% premium over the closing price per share of Series A common stock on July 9, 2025, the day before the transaction was announced.

Consistent with its fiduciary duties, the Board carefully reviewed the Revised Alden Proposal with the Company’s legal and financial advisors and determined the modified proposal is not a superior proposal and not reasonably likely to lead to a superior proposal. This review included engagement with Robert W. Decherd, who, collectively with his affiliates, controls more than 96% of the voting power of the Company’s Series B common stock and more than 50% of the combined voting power of the Company’s Series A and Series B common stock. Mr. Decherd confirmed his intent to vote in favor of approval of the Hearst Merger Agreement, and reiterated that there is no scenario in which he will vote in favor of a sale of the Company to Alden or its affiliates. Accordingly, the Board reaffirms the recommendation that shareholders vote FOR approval of the Hearst Merger Agreement.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Shareholder Contacts

D.F. King & Co., Inc.

Toll-free: 1-866-416-0577

DALN@dfking.com

Okapi Partners LLC

Toll-free: 1-844-343-2621

Info@okapipartners.com

Media Contact
Gagnier Communications
Riyaz Lalani / Dan Gagnier
DallasNews@gagnierfc.com